Date: May 7, 2015	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contacts:
Joanne Fairechio
732-378-4967
jfairechio@njresources.com
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS;
INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

WALL, NJ – New Jersey Resources (NYSE: NJR) today reported net financial earnings (NFE) of $154.3 million, or $1.82 per share, for the six months of fiscal 2015 and increased guidance for fiscal 2015.

“Last year saw record performance by NJR Energy Services, driven by the market volatility created by the extreme winter weather,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “While not as extreme as last year, fiscal 2015 has also been colder than normal, creating opportunities for NJRES. Their better-than-expected results are the primary driver of increased earnings guidance.”

A reconciliation of net income to NFE for the second quarter and first six months of fiscal years 2015 and 2014 is provided below.

	Three Months Ended March 31,		Six Months Ended March 31,
(Thousands)	2015	2014	2015	2014
Net income	$60,903	$172,971	$184,223	$180,664
Add:
Consolidated unrealized loss (gain) on derivative instruments	68,474	(13,256)	(20,198)	52,395
Effects of economic hedging related to natural gas inventory	(23,450)	(18,668)	(32,215)	(41,548)
Tax adjustments	(6,784)	10,873	22,443	269
Net financial earnings	$99,143	$151,920	$154,253	$191,780

Weighted Average Shares Outstanding
Basic	85,328	84,158	84,940	84,100
Diluted	86,370	84,914	85,982	84,856

Basic earnings per share	$0.71	$2.06	$2.17	$2.15
Basic net financial earnings per share	$1.16	$1.81	$1.82	$2.28

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

NFE is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) of the United States as it excludes all unrealized, and certain realized, gains and losses associated with derivative instruments, net of applicable tax adjustments. For further discussion of this financial measure, as well as reconciliation to the most comparable GAAP measure, please see the explanation below under “Additional Non-GAAP Financial Information.”

▪	NJR Reports Net Financial Earnings

Fiscal 2015 year-to-date NFE at NJR totaled $154.3 million, or $1.82 per share, compared with $191.8 million, or $2.28 per share, during the first six months of fiscal 2014. For the three-month period ended March 31, 2015, NFE were $99.1 million, or $1.16 per share, compared with $151.9 million, or $1.81 per share, during the same period last year.

	Three Months Ended March 31,		Six Months Ended March 31,
(Thousands)	2015	2014	2015	2014
Net financial earnings (loss)
New Jersey Natural Gas	$48,594	$47,043	$76,780	$74,682
NJR Energy Services	36,316	91,407	52,752	98,781
NJR Clean Energy Ventures	13,010	12,807	22,018	16,421
NJR Midstream	2,604	2,254	4,724	3,688
NJR Home Services and Other	(1,359)	(1,576)	(1,951)	(1,777)
Sub-total	99,165	151,935	154,323	191,795
Eliminations	(22)	(15)	(70)	(15)
Total	$99,143	$151,920	$154,253	$191,780

NFE for the fiscal 2015 second quarter was driven by the better-than-expected results at NJR Energy Services (NJRES), the company’s wholesale provider of physical natural gas services, New Jersey Natural Gas (NJNG), NJR’s regulated utility subsidiary, and the company’s distributed power business, NJR Clean Energy Ventures (NJRCEV).

▪	NJR Increases Fiscal 2015 Net Financial Earnings Guidance

NJR announced an increase in fiscal 2015 NFE guidance to a range of $1.65 to $1.75 per basic share, from the previously announced range of $1.60 to $1.70 per basic share, subject to the risks and uncertainties identified below under “Forward-Looking Statements.”

NJR expects NJNG to be the largest contributor to fiscal 2015 NFE. Steady growth at NJNG continues to be supported by customer growth in both new construction and conversion markets and regulatory initiatives that earn current returns. The following chart represents the NFE contributions NJR currently expects from its businesses in fiscal 2015:

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

Company	Expected Fiscal 2015 Net Financial Earnings Contribution
New Jersey Natural Gas	50 to 60 percent
NJR Midstream	5 to 10 percent
Total Regulated	55 to 70 percent
NJR Energy Services	20 to 30 percent
NJR Clean Energy Ventures	10 to 20 percent
NJR Home Services	2 to 5 percent

▪	NJR Reaffirms Long-term Net Financial Earnings and Dividend Growth Rate Goals

NJR’s average annual long-term NFE-per-share growth rate goal is a range of 5 to 9 percent. In addition, the company’s annual dividend growth rate forecast is a range of 6 to 8 percent, including a long-term payout ratio goal of 60 to 65 percent. NJR continues to expect between 65 and 80 percent of its long-term NFE will be generated by its regulated businesses, NJNG and NJR Midstream.

The chart below represents NJR’s projected long-term NFE contributions from its businesses beyond fiscal 2015:

Company	Expected Beyond Fiscal 2015 Net Financial Earnings Contribution
New Jersey Natural Gas	60 to 70 percent
NJR Midstream	5 to 10 percent
Total Regulated	65 to 80 percent
NJR Energy Services	5 to 15 percent
NJR Clean Energy Ventures	10 to 20 percent
NJR Home Services	2 to 5 percent

▪	Steady Growth at New Jersey Natural Gas

Fiscal 2015 year-to-date NFE at NJNG were $76.8 million, compared with $74.7 million for the first six months of fiscal 2014. For the three-month period ended March 31, 2015, NFE were $48.6 million, compared with $47 million during the same period last year. These increases were due to higher utility gross margin from customer additions, incentive programs and regulatory initiatives, such as The SAVEGREEN Project® and the Safety Acceleration and Facility Enhancement (SAFE) program.

During the first six months of fiscal 2015, NJNG added 4,079 new customers, compared with 3,658 in the same period last year, a 12 percent increase. Of these customers, 1,962 were new construction, compared with 1,769 in the same period last year. Additionally, in the first six months of fiscal 2015, 390 existing non-heat customers converted to natural gas heat, compared with 348 in the same period last year, an increase of 12 percent. NJNG anticipates these new and conversion customers will contribute $2.4 million annually to utility gross margin, a 7 percent increase over the same period last year.

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

“New customer additions remain an important part of our growth strategy,” Downes continued. “With the strength of our demographics and the benefits that natural gas provides, we expect residential new construction and conversion opportunities to continue to provide year-over-year growth during the planning period.”

NJNG currently expects to add a total of 15,000 to 17,000 new customers during fiscal 2015 and 2016, representing a new customer annual growth rate of 1.6 percent. These new customers and conversions should contribute approximately $4.2 million annually to utility gross margin. For more information on utility gross margin, please see Non-GAAP Financial Information below.

▪	The SAVEGREEN Project® Files Extension

On December 16, 2014, NJNG submitted a filing with the New Jersey Board of Public Utilities (BPU) seeking a continuation of The SAVEGREEN Project through June 30, 2018.

In the first six months of fiscal 2015, The SAVEGREEN Project, NJNG’s energy-efficiency program, invested $13.3 million in grants, incentives and the On-Bill Repayment Program (OBRP). During the same period, SAVEGREEN performed 2,404 home energy audits to identify additional energy-efficiency opportunities with an emphasis on whole-house improvements. During the second quarter of fiscal 2015, a total of 532 customers took advantage of the OBRP.

Since its inception in 2009, SAVEGREEN grants, incentives and OBRP loans, totaling $104.9 million, have helped 36,520 customers reduce energy consumption and lower their bills, supporting the state’s environmental goals and its mandate to reduce energy costs for residents.

In total, NJNG is authorized to invest $144.2 million in SAVEGREEN grants, financial incentives and the OBRP over the current life of the program, which is in place through June 30, 2015. Currently, NJNG is authorized to earn an overall return on its SAVEGREEN investments, ranging from 6.9 to 7.76 percent, with a return on equity (ROE) ranging from 9.75 to 10.3 percent. The recovery period varies from two to 10 years, depending on the type of energy-efficiency investment.

▪	NJNG Continues Development of Three Compressed Natural Gas Fueling Stations

NJNG continues development of three compressed natural gas (CNG) fueling stations. Waste Management of Toms River, the Middletown Department of Public Works and Shore Point Distributing Company, Inc. of Freehold Township will host the stations. These represent the first public-access CNG stations in Monmouth and Ocean counties.

Representing an investment of approximately $10 million, NJNG will install, own and maintain the CNG infrastructure for all three stations, and the host companies will be required to initially use at least 20 percent of the refueling capacity and open the stations to the public on a 24/7 basis. These new CNG fueling stations align with the state’s public policy goal to encourage the use of natural gas vehicles and give New Jersey residents and businesses easier access to cleaner, cost effective fuel options. NJNG is authorized by the BPU to earn an overall return of 7.1 percent, including a 10.3 percent ROE on these investments.

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

▪	NJNG Supply Incentive Program Adds Customer and Shareowner Value

During the first six months of fiscal 2015, NJNG’s gross margin-sharing incentive programs, which include off-system sales, capacity release, storage optimization and financial risk management programs, contributed $7.3 million to utility gross margin, compared with $4.5 million for the same period last year. For the three-month period ended March 31, 2015, these incentives contributed $3.1 million to utility gross margin, compared with $2 million in the second quarter of fiscal 2014. The improved results in both periods were due primarily to higher gross margin in the capacity release program.

NJNG shares the gross margin earned from these incentive programs with customers and shareowners, according to a gross margin-sharing formula authorized by the BPU that is in place through October 31, 2015. On March 27, 2015, NJNG filed for approval to continue the Basic Gas Supply Service (BGSS) incentive programs under the current framework. Since inception in 1992, these incentive programs have saved customers over $750 million and provided shareowners $1.17 per share, an average of $0.05 per share annually.

▪	Regulated Infrastructure Update

In the first six months of fiscal 2015, NJNG invested $11.8 million in its SAFE program, a planned $130 million, four-year infrastructure investment. Through SAFE, NJNG will replace 276 miles of its distribution main to further ensure the safety, reliability and integrity of its natural gas delivery system. This will include the replacement of all of NJNG’s cast iron main and approximately 50 percent of its unprotected bare steel distribution main, along with the associated services. SAFE investments will earn a weighted average cost of capital of 6.9 percent, including a 9.75 percent ROE.

NJNG’s Reinvestment in System Enhancement (NJ RISE) program, a five-year, $102.5 million investment in six capital projects, is designed to improve NJNG’s service disruption response and strengthen the overall safety, reliability and integrity of its natural gas distribution and transmission systems. These system enhancements are designed to help diminish the impact of future major weather events and align directly with the state’s directive for improved energy resiliency and preparedness. NJ RISE investments through July 31, 2015 will earn a weighted average cost of capital of 6.74 percent, including a 9.75 percent ROE.

NJ RISE investments will be included in a May 2015 filing and recovered through an adjustment to base rates as of November 1, 2015. Cost recovery for NJ RISE investments, as well as additional SAFE investments, will be addressed in NJNG’s base rate case, which will be filed no later than November 15, 2015.

NJNG has initiated site preparation and continues to fabricate system components for its Liquefied Natural Gas (LNG) plant in Howell, New Jersey, which will enable the company to liquefy pipeline natural gas for peak-day use, help ensure system integrity and reliability and reduce LNG transportation and capacity costs. This $35.7 million investment in liquefaction and other plant upgrades, which will benefit customers by reducing BGSS costs and create additional value for shareowners, is expected to be operational in spring 2016.

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

The Southern Reliability Link (SRL) project, a 28-mile, 30-inch transmission main to support system reliability and integrity, representing an investment of $130 million to $160 million, continues to move forward. On April 2, 2015, NJNG filed two petitions with the BPU seeking (1) approval to construct and operate and (2) a determination that the SRL is reasonably necessary for the service, convenience and welfare of the public, as well as to find that certain ordinances, permits and regulations have no application to the project.

▪	NJR Energy Services Reports Better-Than-Expected Results

NJRES, the company’s wholesale provider of physical natural gas services, reported fiscal 2015 year-to-date NFE of $52.8 million, compared with $98.8 million in the first six months of fiscal 2014. For the three-month period ended March 31, 2015, NFE were $36.3 million, compared with $91.4 million in the same period last year.

“The record results of fiscal 2014 notwithstanding, NJRES once again delivered a strong fiscal second-quarter and year-to-date performance,” Downes said. “Originally projected to generate between 5 and 15 percent of our total NFE, we now expect the business to contribute between 20 and 30 percent this year.”

Over the course of the past several years, NJRES has restructured its portfolio of storage and pipeline capacity assets to reflect the changing dynamics in the natural gas industry and position the company to serve the growing market for physical natural gas services, including producer services. NJRES’ asset portfolio currently consists of approximately 40 Bcf of firm storage contracts and 1.42 Bcf/day of firm transportation contracts.

▪	NJR Clean Energy Ventures Reports Increased Earnings; Second Onshore Wind Farm Complete

Fiscal 2015 year-to-date NFE at NJR Clean Energy Ventures (NJRCEV) were $22 million, compared with $16.4 million in the first six months of fiscal 2014. For the three-month period ended March 31, 2015, NJRCEV reported NFE of $13 million, compared with $12.8 million in the same period last year.

During the first six months of fiscal 2015, NJRCEV placed into service $41.6 million of ground-mounted commercial solar systems in New Jersey, totaling 16 megawatts (MW). Subsequent to the second quarter, in April, NJRCEV placed into service a $1.3 million, 0.4 MW net-metered system at the Franklin Township Board of Education in Hunterdon County, New Jersey. Currently, NJRCEV has two commercial solar projects under construction, both of which are expected to be placed in service this summer. These include a grid-connected system in North Hanover totaling 6 MW, an approximate investment of $15.8 million, and a 3.9 MW grid-connected system in Harmony, New Jersey, an approximate investment of $11.6 million.

During the quarter, NJRCEV’s residential solar portfolio grew to over 30 MW. The Sunlight Advantage®, NJRCEV’s residential solar lease program, added 272 customers, totaling 2.6 MW, during the first six months of fiscal 2015. This brings the total number of customers to over 3,400 since the program’s inception. The Sunlight Advantage provides savings to eligible homeowners through both roof- and ground-mounted solar systems with no upfront installation or maintenance costs. NJRCEV currently expects to invest approximately $32 million in residential solar systems in fiscal 2015, compared with $31.5 million in fiscal 2014.

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

NJR’s effective tax rate is significantly impacted by the amount of investment tax credits that are forecasted to be earned during the fiscal year. GAAP requires NJR to estimate its annual effective tax rate and use this rate to calculate its year-to-date tax provision. Based on projects completed in the first six months of fiscal 2015, and NJRCEV’s forecast of projects to be completed for the balance of the fiscal year, NJR’s estimated annual effective tax rate is 24.9 percent. Accordingly, $24.7 million related to tax credits, net of deferred taxes, were recognized in the first six months of fiscal 2015, compared with $16.5 million, net of deferred taxes, in the same period last year.

For NFE purposes, the effective tax rate for fiscal 2015 is estimated at 20 percent and $27.9 million of tax credits were recognized in the first six months of fiscal 2015, compared with $20.6 million last year. For further discussion of this tax adjustment and reconciliation to the most comparable GAAP measure, please see the explanation below under “Additional Non-GAAP Financial Information.”

The estimated effective tax rate is based on information and assumptions that are subject to change, and may have a material impact on quarterly and annual NFE. Factors considered by management in estimating completion of projects during the fiscal year include, but are not limited to, board of directors’ approval, regulatory approval, execution of various contracts, including power purchase agreements, construction logistics, permitting and interconnection completion. See the “Forward-Looking Statements” section of this news release for further information regarding the inherent risks associated with solar investments.

▪	Carroll Area Wind Farm Complete, Construction Continues on NJR Clean Energy Ventures’ Third Onshore Wind Farm Investment

During the quarter, NJRCEV announced the completion of the Carroll Area Wind Farm. The project, NJRCEV’s second wind farm in operation, has a total capacity of 20 MW and represents an investment of approximately $42 million. The project’s entire energy output, capacity benefits and renewable attributes will be sold through a 25-year power purchase agreement (PPA) with MidAmerican Energy, Iowa’s largest energy company. Additionally, the wind farm qualifies for federal production tax credits (PTC), which are based on a kilowatt-hour output. All PTCs generated by the Carroll Area Wind Farm will be utilized by NJR.

Construction continues on NJRCEV’s third onshore wind project, the Alexander Wind Farm, located on 7,000 acres of land in Rush County, Kansas, approximately 120 miles northwest of Wichita. NJRCEV will invest approximately $85 million to construct, own and operate the wind farm with a total capacity of 48 MW. Energy and renewable attributes produced at the Alexander Wind Farm will be sold under two separate long-term agreements. The Kansas City Board of Public Utilities has signed a 20-year PPA for approximately 50 percent of the energy. Yahoo! Inc., the global Internet corporation headquartered in Sunnyvale, CA, has signed a 15-year agreement to offset much of its energy usage in the Great Plains region. NJRCEV expects the Alexander Wind Farm to also qualify for federal PTCs, which will be utilized by NJR. NJRCEV expects this project to be placed in service in fall 2015.

▪	NJR Clean Energy Ventures Long-Term Outlook

Over the next three years, NJRCEV expects a declining percentage of its NFE to come from the investment tax credits (ITCs) associated with solar investments. Looking out through fiscal 2017, the company anticipates its existing projects will benefit from higher Solar Renewable Energy Certificate

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

(SREC) revenue and a diversified distributed power portfolio of small- to mid-sized onshore wind projects, supported by long-term PPAs and financial hedges, thereby reducing its reliance on ITCs.

▪	NJR Midstream Reports Results

NJR’s midstream asset segment, NJR Midstream, consists of Federal Energy Regulatory Commission (FERC)-regulated investments. NJR Midstream’s completed investments include a 50 percent equity ownership in Steckman Ridge, a 12 Bcf natural gas storage facility in southwestern Pennsylvania jointly owned with Spectra Energy, and a 5.53 percent equity investment in Iroquois Pipeline, which delivers natural gas to the New England and New York markets.

In the fourth quarter of fiscal 2014, NJR announced its participation in the PennEast Pipeline, with a 20 percent ownership in the project. This 115-mile pipeline is designed to bring lower cost natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey, and provide greater system reliability for local utilities. PennEast expects to file a formal application with FERC in the third quarter of fiscal 2015 and anticipates construction to begin in spring 2017, with an estimated in-service date of November 2017.

NJR Midstream reported year-to-date NFE of $4.7 million, compared with $3.7 million in the same period last year. For the three-month period ended March 31, 2015, NFE were $2.6 million, compared with $2.3 million in the second fiscal quarter of 2014. The increases were due primarily to higher revenue at Steckman Ridge.

▪	NJR Home Services Update

In the first six months of fiscal 2015, NJR Home Services (NJRHS), the company’s unregulated retail and appliance service subsidiary, reported a net financial loss of $2.1 million, compared with a net financial loss of $1.7 million in the same period last year. In the three-month period ended March 31, 2015, NJRHS experienced a loss of $1.3 million, compared with a loss of $1.1 million in the second quarter of fiscal 2014. Net financial losses are typical for NJRHS during the first six months of the fiscal year due to the timing of recognizing service contract revenue. The lower six month results were due primarily to a decrease in heating equipment sales and installations attributed to the unseasonable early fall weather. For fiscal year 2015, NJRHS anticipates providing an NFE contribution of between 2 to 5 percent of the NJR total.

NJRHS offers home energy solutions for customer comfort, including equipment sales and installations, solar lease and purchase plans and a recently expanded service contract product line, including electric, plumbing and standby generator contracts. NJRHS’ expanded service territory now includes Monmouth, Ocean, Middlesex, Morris, Sussex, Warren and Hunterdon counties in New Jersey. Currently, NJRHS serves approximately 117,000 service contract customers.

Webcast Information

NJR will host a live webcast to discuss its financial results today at 9:30 a.m. ET. A few minutes prior to the webcast, go to njresources.com and select “Investor Relations,” then scroll down to the “Events & Presentations” section and click on the webcast link.

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this release includes, but is not limited to, certain statements regarding NJR’s NFE for fiscal 2015, forecasted contribution of business segments to fiscal 2015 NFE, NJR’s long-term NFE and dividend growth goals, NJR’s future dividend payout ratio, expected contribution by NJNG’s new customers to utility gross margin, expected number of new customers of NJNG, SREC prices, estimated capital expenditures in fiscal 2015 and beyond by NJNG, including those related to SAVEGREEN, SAFE and NJ RISE, planned compressed natural gas fueling stations, the liquefaction and SRL projects, the long-term outlook for NJRCEV, diversification of NJRCEV’s strategy, NJRCEV’s future solar and wind projects and the PennEast Pipeline.

The factors that could cause actual results to differ materially from NJR’s expectations include, but are not limited to, weather and economic conditions; demographic changes in the NJNG service territory and their effect on NJNG’s customer growth; volatility of natural gas and other commodity prices and their impact on NJNG customer usage, NJNG’s BGSS incentive programs, NJRES’ operations and on the company’s risk management efforts; changes in rating agency requirements and/or credit ratings and their effect on availability and cost of capital to the company; the impact of volatility in the credit markets; the ability to comply with debt covenants; the impact to the asset values and resulting higher costs and funding obligations of NJR’s pension and post-employment benefit plans as a result of downturns in the financial markets and changes in accounting standards, a lower discount rate, revised actuarial assumptions and impacts associated with the Patient Protection and Affordable Care Act; accounting effects and other risks associated with hedging activities and use of derivatives contracts; commercial and wholesale credit risks, including the availability of creditworthy customers and counterparties and liquidity in the wholesale energy trading market; the ability to obtain governmental approvals and/or financing for the construction, development and operation of certain non-regulated energy investments; risks associated with the management of the company’s joint ventures and partnerships; risks associated with our investments in renewable energy projects, including the availability of regulatory and tax incentives, logistical risks and potential delays related to construction, permitting, regulatory approvals and electric grid interconnection, the availability of viable projects and NJR’s eligibility for ITCs and PTCs, the future market for SRECs and operational risks related to projects in service; timing of qualifying for ITCs due to delays or failures to complete planned solar energy projects and the resulting effect on our effective tax rate and earnings; regulatory approval of NJNG’s planned infrastructure programs; the level and rate at which NJNG’s costs and expenses (including those related to restoration efforts resulting from Superstorm Sandy) are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process; access to adequate supplies of natural gas and dependence on third-party storage and transportation facilities for natural gas supply; operating risks incidental to handling, storing, transporting and providing customers with natural gas; risks related to our

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

employee workforce, including a work stoppage; the regulatory and pricing policies of federal and state regulatory agencies; the possible expiration of NJNG’s BGSS incentive programs and The SAVEGREEN Project, the costs of compliance with the proposed regulatory framework for over-the-counter derivatives; the costs of compliance with present and future environmental laws, including potential climate change-related legislation; risks related to changes in accounting standards; the disallowance of recovery of environmental-related expenditures and other regulatory changes; environmental-related and other litigation and other uncertainties; risks related to cyber-attack of failure of information technology systems; and the impact of natural disasters, terrorist activities, and other extreme events on our operations and customers, including any impacts to utility gross margin, and restoration costs resulting from Superstorm Sandy. The aforementioned factors are detailed in the “Risk Factors” sections of our Annual Report on Form 10-K filed on November 25, 2014, as filed with the Securities and Exchange Commission (SEC), which is available on the SEC’s website at sec.gov. Information included in this release is representative as of today only, and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Non-GAAP Financial Information

This press release includes the non-GAAP measures NFE (losses), financial margin and utility gross margin. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below. As an indicator of the company’s operating performance, these measures should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. This information has been provided pursuant to the requirements of SEC Regulation G.

NFE (losses) and financial margin exclude unrealized gains or losses on derivative instruments related to the company’s unregulated subsidiaries and certain realized gains and losses on derivative instruments related to natural gas that has been placed into storage at NJRES. Volatility associated with the change in value of these financial and physical commodity contracts is reported in the income statement in the current period. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction because it shows changes in value currently instead of when the planned transaction ultimately is settled. An annual estimated effective tax rate is calculated for NFE purposes and any necessary quarterly tax adjustment is applied to NJRCEV, as such adjustment is related to tax credits generated by NJRCEV.

NJNG’s utility gross margin represents the results of revenues less natural gas costs, sales and other taxes and regulatory rider expenses, which are key components of the company’s operations that move in relation to each other. Natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers and, therefore, have no effect on gross margin. Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of the company’s performance. Management believes these non-GAAP measures are more reflective of the company’s business model, provide transparency to investors and enable period-to-period comparability of financial performance. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found

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NEW JERSEY RESOURCES ANNOUNCES FISCAL 2015 SECOND-QUARTER RESULTS; INCREASES FISCAL 2015 NET FINANCIAL EARNINGS GUIDANCE

below. For a full discussion of NJR’s non-GAAP financial measures, please see NJR’s 2014 Form 10-K, Item 7 and most recent Form 10-Q, Part I, Item 2.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

•	New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

•	NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 130 megawatts, providing residential and commercial customers with low-carbon solutions.

•	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and a transportation pipeline, both of which are Federal Energy Regulatory Commission, or FERC-regulated investments.

•	NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 117,000 service contract customers.

NJR and its more than 950 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:

Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES

NEW JERSEY RESOURCES

	Three Months Ended March 31,		Six Months Ended March 31,
(Thousands)	2015	2014	2015	2014
A reconciliation of Net income at NJR to Net financial earnings, is as follows:

Net income	$60,903	$172,971	$184,223	$180,664
Add:
Consolidated unrealized loss (gain) on derivative instruments	68,474	(13,256)	(20,198)	52,395
Effects of economic hedging related to natural gas inventory	(23,450)	(18,668)	(32,215)	(41,548)
Tax adjustments	(6,784)	10,873	22,443	269
Net financial earnings	$99,143	$151,920	$154,253	$191,780

Weighted Average Shares Outstanding
Basic	85,328	84,158	84,940	84,100
Diluted	86,370	84,914	85,982	84,856

Basic net financial earnings per share	$1.16	$1.81	$1.82	$2.28

NJR ENERGY SERVICES

The following table is a computation of Financial margin at Energy Services:

Operating revenues	$682,204	$1,241,584	$1,285,892	$1,879,293
Less: Gas purchases	664,495	1,048,158	1,139,442	1,711,945
Add:
Unrealized loss (gain) on derivative instruments and related transactions	70,219	(11,743)	(19,781)	53,458
Effects of economic hedging related to natural gas inventory	(23,450)	(18,668)	(32,215)	(41,548)
Financial margin	$64,478	$163,015	$94,454	$179,258

A reconciliation of Operating income at Energy Services, the closest GAAP financial measurement, to Financial margin is as follows:

Operating income	$10,940	$175,642	$136,217	$145,599
Add:
Operation and maintenance expense	6,343	17,374	9,331	20,959
Depreciation and amortization	23	13	45	25
Other taxes	403	397	857	765
Subtotal – Gross margin	17,709	193,426	146,450	167,348
Add:
Unrealized loss (gain) on derivative instruments and related transactions	70,219	(11,743)	(19,781)	53,458
Effects of economic hedging related to natural gas inventory	(23,450)	(18,668)	(32,215)	(41,548)
Financial margin	$64,478	$163,015	$94,454	$179,258

A reconciliation of Energy Services Net income to Net financial earnings, is as follows:

Net income	$6,743	$110,636	$85,630	$91,250
Add:
Unrealized loss (gain) on derivative instruments and related transactions	70,219	(11,743)	(19,781)	53,458
Effects of economic hedging related to natural gas inventory	(23,450)	(18,668)	(32,215)	(41,548)
Tax adjustments	(17,196)	11,182	19,118	(4,379)
Net financial earnings	$36,316	$91,407	$52,752	$98,781

NJR CLEAN ENERGY VENTURES

A reconciliation of Clean Energy Ventures Net income to Net financial earnings, is as follows:

Net income	$3,240	$13,672	$18,847	$12,164
Add:
Tax adjustments	9,770	(865)	3,171	4,257
Net financial earnings	$13,010	$12,807	$22,018	$16,421

NEW JERSEY RESOURCES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(Thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES
Utility	$374,703	$394,528	$583,430	$627,997
Nonutility	638,387	1,185,041	1,253,784	1,829,977
Total operating revenues	1,013,090	1,579,569	1,837,214	2,457,974
OPERATING EXPENSES
Gas purchases
Utility	129,281	146,449	213,544	255,937
Nonutility	662,573	1,046,328	1,135,544	1,708,272
Related parties	3,124	3,039	6,388	6,339
Operation and maintenance	52,778	61,273	97,537	103,296
Regulatory rider expenses	42,692	38,211	64,155	58,043
Depreciation and amortization	15,204	12,828	29,590	25,394
Energy and other taxes	24,632	24,429	38,953	41,457
Total operating expenses	930,284	1,332,557	1,585,711	2,198,738
OPERATING INCOME	82,806	247,012	251,503	259,236
Other income, net	1,137	712	1,027	1,839
Interest expense, net	6,483	6,306	13,678	12,601
INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	77,460	241,418	238,852	248,474
Income tax provision	20,144	71,680	61,011	73,185
Equity in earnings of affiliates	3,587	3,233	6,382	5,375
NET INCOME	$60,903	$172,971	$184,223	$180,664

EARNINGS PER COMMON SHARE
Basic	$0.71	$2.06	$2.17	$2.15
Diluted	$0.71	$2.04	$2.14	$2.13

DIVIDENDS DECLARED PER COMMON SHARE	$.23	$.21	$.45	$.42

AVERAGE SHARES OUTSTANDING
Basic	85,328	84,158	84,940	84,100
Diluted	86,370	84,914	85,982	84,856

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NEW JERSEY RESOURCES

	Three Months Ended March 31,		Six Months Ended March 31,
(Thousands, except per share data)	2015	2014	2015	2014
Operating Revenues
Natural Gas Distribution	$374,703	$394,528	$583,430	$627,997
Energy Services	682,204	1,241,584	1,285,892	1,879,293
Clean Energy Ventures	4,068	2,679	10,303	4,852
Midstream	—	—	—	—
Home Services and Other	8,587	8,824	17,598	18,098
Sub-total	1,069,562	1,647,615	1,897,223	2,530,240
Eliminations	(56,472)	(68,046)	(60,009)	(72,266)
Total	$1,013,090	$1,579,569	$1,837,214	$2,457,974

Operating Income (Loss)
Natural Gas Distribution	$75,949	$74,052	$121,513	$119,355
Energy Services	10,940	175,642	136,217	145,599
Clean Energy Ventures	(4,165)	(2,467)	(4,868)	(4,973)
Midstream	(190)	(172)	(342)	(519)
Home Services and Other	(2,684)	(2,683)	(3,808)	(3,447)
Sub-total	79,850	244,372	248,712	256,015
Eliminations	2,956	2,640	2,791	3,221
Total	$82,806	$247,012	$251,503	$259,236

Equity in Earnings of Affiliates
Midstream	$4,581	$4,141	$8,356	$7,083
Eliminations	(994)	(908)	(1,974)	(1,708)
Total	$3,587	$3,233	$6,382	$5,375

Net income (loss)
Natural Gas Distribution	$48,594	$47,043	$76,780	$74,682
Energy Services	6,743	110,636	85,630	91,250
Clean Energy Ventures	3,240	13,672	18,847	12,164
Midstream	2,604	2,254	4,724	3,688
Home Services and Other	(1,359)	(1,576)	(1,951)	(1,777)
Sub-total	59,822	172,029	184,030	180,007
Eliminations	1,081	942	193	657
Total	$60,903	$172,971	$184,223	$180,664

Net financial earnings (loss)
Natural Gas Distribution	$48,594	$47,043	$76,780	$74,682
Energy Services	36,316	91,407	52,752	98,781
Clean Energy Ventures	13,010	12,807	22,018	16,421
Midstream	2,604	2,254	4,724	3,688
Home Services and Other	(1,359)	(1,576)	(1,951)	(1,777)
Sub-total	99,165	151,935	154,323	191,795
Eliminations	(22)	(15)	(70)	(15)
Total	$99,143	$151,920	$154,253	$191,780

Throughput (Bcf)
NJNG, Core Customers	48.7	37.0	72.1	58.5
NJNG, Off System/Capacity Management	56.2	34.4	109.1	70.2
NJRES Fuel Mgmt. and Wholesale Sales	192.9	175.0	358.4	342.1
Total	297.8	246.4	539.6	470.8

Common Stock Data
Yield at March 31	2.9%	1.7%	2.9%	1.7%
Market Price
High	$33.73	$25.24	$33.73	$25.24
Low	$28.73	$21.88	$24.65	$21.27
Close at March 31	$31.06	$24.90	$31.06	$24.90
Shares Out. at March 31	85,460	84,150	85,460	84,150
Market Cap. at March 31	$2,654,382	$2,095,323	$2,654,382	$2,095,323

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NATURAL GAS DISTRIBUTION

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer & weather data)	2015	2014	2015	2014
Utility Gross Margin
Operating revenues	$374,703	$394,528	$583,430	$627,997
Less:
Gas purchases	189,562	218,065	278,130	333,609
Energy and other taxes	21,925	22,297	33,453	36,926
Regulatory rider expense	42,692	38,211	64,155	58,043
Total Utility Gross Margin	$120,524	$115,955	$207,692	$199,419

Utility Gross Margin, Operating Income and Net Income
Residential	$76,909	$73,038	$129,753	$123,598
Commercial, Industrial & Other	18,966	17,428	32,726	30,428
Firm Transportation	20,780	23,352	37,034	40,673
Total Firm Margin	116,655	113,818	199,513	194,699
Interruptible	776	94	909	221
Total System Margin	117,431	113,912	200,422	194,920
Off System/Capacity Management/FRM/Storage Incentive	3,093	2,043	7,270	4,499
Total Utility Gross Margin	120,524	115,955	207,692	199,419
Operation and maintenance expense	32,638	30,699	62,618	57,951
Depreciation and amortization	10,647	9,972	21,192	19,807
Other taxes not reflected in gross margin	1,290	1,232	2,369	2,306
Operating Income	$75,949	$74,052	$121,513	$119,355

Net Income	$48,594	$47,043	$76,780	$74,682

Throughput (Bcf)
Residential	25.4	22.5	37.8	35.0
Commercial, Industrial & Other	5.6	4.2	7.9	6.6
Firm Transportation	16.2	8.6	22.0	13.6
Total Firm Throughput	47.2	35.3	67.7	55.2
Interruptible	1.5	1.7	4.4	3.3
Total System Throughput	48.7	37.0	72.1	58.5
Off System/Capacity Management	56.2	34.4	109.1	70.2
Total Throughput	104.9	71.4	181.2	128.7

Customers
Residential	432,118	411,993	432,118	411,993
Commercial, Industrial & Other	27,566	25,977	27,566	25,977
Firm Transportation	52,314	65,625	52,314	65,625
Total Firm Customers	511,998	503,595	511,998	503,595
Interruptible	32	37	32	37
Total System Customers	512,030	503,632	512,030	503,632
Off System/Capacity Management*	36	47	36	47
Total Customers	512,066	503,679	512,066	503,679
*The number of customers represents those active during the last month of the period.
Degree Days
Actual	3,021	2,894	4,612	4,561
Normal	2,463	2,464	4,086	4,089
Percent of Normal	122.7%	117.5%	112.9%	111.5%

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ENERGY SERVICES

	Three Months Ended		Six Months Ended
(Unaudited)	March 31,		March 31,
(Thousands, except customer, SREC and megawatt)	2015	2014	2015	2014
Operating Income
Operating revenues	$682,204	$1,241,584	$1,285,892	$1,879,293
Gas purchases	664,495	1,048,158	1,139,442	1,711,945
Gross Margin	17,709	193,426	146,450	167,348
Operation and maintenance expense	6,343	17,374	9,331	20,959
Depreciation and amortization	23	13	45	25
Energy and other taxes	403	397	857	765
Operating Income	$10,940	$175,642	$136,217	$145,599

Net Income	$6,743	$110,636	$85,630	$91,250

Financial Margin	$64,478	$163,015	$94,454	$179,258

Net Financial Earnings	$36,316	$91,407	$52,752	$98,781

Gas Sold and Managed (Bcf)	192.9	175.0	358.4	342.1

CLEAN ENERGY VENTURES

Operating Revenues
SREC sales	$1,618	$1,664	$6,006	$3,098
Electricity sales and other	1,601	449	2,572	701
Sunlight Advantage	849	566	1,725	1,053
Total Operating Revenues	$4,068	$2,679	$10,303	$4,852

Depreciation and Amortization	$4,297	$2,635	$7,888	$5,146

Operating (Loss)	$(4,165)	$(2,467)	$(4,868)	$(4,973)

Income Tax Benefit	$9,042	$17,388	$28,763	$19,432

Net Income	$3,240	$13,672	$18,847	$12,164

Net Financial Earnings	$13,010	$12,807	$22,018	$16,421

Solar Renewable Energy Certificates Generated	17,747	10,996	39,994	26,155

Solar Renewable Energy Certificates Sold	9,734	11,314	34,728	20,678

Megawatts Installed	7.5	3.5	18.8	6.8

Megawatts Under Construction	11.2	25.6	11.2	25.6

MIDSTREAM

Equity in Earnings of Affiliates	$4,581	$4,141	$8,356	$7,083

Operation and Maintenance Expense	$186	$168	$333	$514

Interest Expense	$210	$377	$460	$775

Net Income	$2,604	$2,254	$4,724	$3,688

HOME SERVICES AND OTHER

Operating Revenues	$8,587	$8,824	$17,598	$18,098

Operating (Loss)	$(2,684)	$(2,683)	$(3,808)	$(3,447)

Net (Loss)	$(1,359)	$(1,576)	$(1,951)	$(1,777)

Total Service Contract Customers at March 31	117,495	119,426	117,495	119,426

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